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                                                                   Exhibit 10.12

AMF Bowling Worldwide, Inc.   International Headquarters
                              8100 AMF Drive
                              Mechanicsville, Virginia 23111

Post Office Box 15060      804.730.4333 Telephone   804.730.4327 Facsimile
Richmond, Virginia 23227

January 22, 2002


[LOGO OF AMF] Mr. John H. Smith                          Roland Smith
              812 Hartrey Avenue                         President
              Evanston, Illinois 60202                   Chief Executive Officer

Dear John:

I am very pleased to extend an offer to you to join AMF as Executive Vice President and Chief Operating Officer for U.S. Bowling Centers, reporting directly to me. Below are the general terms of your compensation and benefits package upon employment.

1.   Compensation
     A. Your base salary will be $250,000 per year, or $9,615.38 on a bi-weekly basis.
     B. You will be eligible to participate in the AMF Incentive program with an annual target bonus of 50% of your annual base salary based upon AMF Bowling Centers operating performance. The bonus will be prorated for the number of months that you work in 2002.

2.   Relocation
     In connection with your relocation to the Richmond area, AMF will reimburse you according to our Tier 3 level of relocation benefits. The Relocation Policy is enclosed for your reference. Upon acceptance of this offer, a member of Human Resources will contact you to facilitate this program for you.

3.   Benefits
     A. You will be eligible to participate in such benefit programs offered to full-time employees of AMF. These include, but are not limited to, group health, dental, life and disability insurance, vacation, personal and holiday pay. A summary booklet of these benefits is enclosed, and will be further reviewed with you in person upon employment.
     B. Additionally, you will be eligible for the Senior Management Benefits at the Tier 1 level. These benefits include Matching Annuity Plan, enhanced vacation (total of 15 days vacation), additional life and disability coverage, financial planning, airline club membership, and executive physicals. A summary booklet of these benefits is also



AMF Always Means Fun!TM

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John H. Smith Letter
Page 2.



          enclosed, and will be further reviewed with you in person upon employment.

4.   Severance
     If you are terminated for other than cause or willful misconduct, you will be eligible for 12 months of severance pay.



This letter is intended to only outline the salary and benefits available to you as an AMF Bowling Worldwide, Inc. employee and should not be considered an employment contract. AMF Bowling Worldwide, Inc. is an at will employer and as such you or the company may terminate your employment at anytime.

I have enclosed two copies of this letter. Please sign one and fax a copy to Michelle Clegg in Human Resources at (804) 730-6686. Also please return the original signed copy to Michelle in the enclosed postage paid envelope for our records. Should you have any questions regarding the compensation and benefits listed above, please feel free to call Michelle at (804) 730-6657.

John, I am very excited to have someone of your experience and leadership capability join AMF. I look forward to working closely with you as we make AMF everything it can be!

Sincerely,


/s/ ROLAND SMITH
President and CEO





/s/ JOHN H. SMITH                      1/29/01
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John H. Smith                          Date